UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

Cardo Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8899 Beverly Boulevard, Suite 619
Los Angeles, California    90048
(Address of principal executive offices including zip code)

(310) 274-2036
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 23, 2009, the Board of Directors of the Company concluded, based on the recommendation of management, that the Company's interim consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the Securities and Exchange Commission, should be restated to correct errors related to the accounting for certain pre-merger general and administrative expenses. Accordingly, such reports should no longer be relied upon. Management and the Audit Committee have discussed this matter with Stonefield Josephson, Inc., the Company's independent registered public accounting firm. The Company intends to file an amended Quarterly Report on Form 10Q/A for the periods ended September 30, 2008 by March 31, 2009.

On August 29, 2008, the Company completed a reverse merger transaction with clickNsettle.com, Inc., a publicly traded company ("CKST"). Between August 29, 2008 and September 30, 2008, CKST paid $354,175 in legal and accounting related fees, which were recorded as selling, general and administrative expenses in the Company's consolidated financial statements for the three and nine months ended September 30, 2008. The Company determined that these expenses were incurred prior to the reverse merger date of August 29, 2008, and therefore, should not have been reflected in the Company's consolidated statements of operations for the three and nine months ended September 30, 2008.

The restatement resulted in a correction of an overstatement of selling, general and administrative expenses and an overstatement of net loss of $354,175 for the three and nine months ended September 30, 2008, as well as an overstatement of additional paid-in capital and an overstatement of the accumulated deficit of $354,175 as of September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 25, 2009

Cardo Medical, Inc.

By: /s/ Derrick Romine

Derrick Romine
Chief Financial Officer